Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-208684, 333-223052 and 333-230006) of Marriott International, Inc. of our report dated June 25, 2018 relating to the statement of net assets available for benefits of Marriott International, Inc. Employees' Profit Sharing, Retirement and Savings Plan and Trust as of December 31, 2017, which is included in the 2018 Form 11-K of Marriott International, Inc. Employees' Profit Sharing, Retirement and Savings Plan and Trust.
/s/ CohnReznick LLP
Bethesda, Maryland
June 25, 2019